Exhibit 10.7

(Translated from Chinese)

(Translator’s notation: The former name of “Xi’An Yunchuang Space Information Technology Co., Ltd. ” was “Entrepreneurship World Consultants Limited”)

Data Sharing Cooperation Agreement

Party A: Xi’an Chuangyetianxia Network Technology Co., Ltd.

Domicile: Rooms 2201, 2202, 2203, and 2216, Block D, Changhe International, No.180 Fengcheng 8th Road, Xi’an Economic and Technological Development Zone

Legal Representative: Yuanfang Luda

Party B: Entrepreneurship World Consultants Limited

Domicile: Room 1216, 12/F Hongfu Building, North Avenue, Lianhu District, Xi’an City

Legal Representative: Li Jianyong

To reinforce the cooperation between the Parties hereto and make sure their job content is accomplished positively and effectively, the Agreement is entered into through sufficient consultation.

I. Purpose of Cooperation:

1. The mutual trust, convention, and tacit understanding established between the Parties hereto during cooperation is the foundation of the commercial strategic partnership. It is the objective and fundamental interests of cooperation for the Parties hereto to improve efficiency and jointly develop.

2. The fundamental principle of the Agreement includes free will, win-win, reciprocity, mutual promotion, joint development, secret keeping, and protection of cooperative market.

3. The Parties hereto shall give full play to their strengths, complement each other’s advantages, improve competitiveness, and explore markets together.

4. As a framework agreement, the Agreement shall serve as the instructive document for the future long-term cooperation between the Parties hereto and the foundation of contract execution between the Parties hereto.

II. Mode of Cooperation:

1. The Parties hereto shall share nonconfidential internal resource information.

2. When the Parties hereto share their nonconfidential internal resource information, the heads of the companies shall communicate and exchange, and share the nonconfidential internal resource information after reporting the corresponding case and receiving the companies’ consent.

3. The Parties hereto shall provide mutual convenience for their resource information sharing.

4. The registered account and password of the respective merchant of the Parties hereto does not belong to the resource information to share.

III. Rights and Obligations of the Parties

1. The Parties hereto have the right to ask each other to provide relevant resource information shared;

2. The Parties hereto must provide each other with the resource information shared, and such information must be truthful and valid.

3. The Parties hereto shall assign 1-2 staff to cooperate on the resource information shared. The staff may receive relevant resource information without the letter of authorization from the Company. All the staff’s deeds shall represent the deeds of their respective company, and the companies shall assume the corresponding legal liabilities. If other staff of the Parties hereto asks the other party to provide resource information, the letter of authorization from the Company is required (including the letter of authorization, copy of business license (with official seal), and copy of ID card of the trustee (with official seal of the Company)).

IV. Profit Distribution:

The Parties hereto need not pay resource fee for the profit from using the other party’s resource information. As for the details, agreement separately signed between the Parties hereto shall prevail.

V. Confidentiality:

1. Without the other party’s permission, neither party may disclose the agreement data between the Parties hereto or any information of the other party or its affiliated company acknowledged during execution and performance of the Agreement to a third party without the other party’s prior written consent (except that it is required by relevant law, regulation, government sector, stock exchange, or other regulatory organ, and except the legal, accounting, business, and other advisor or employee of the Parties hereto).

2. Without the other party’s prior written consent, neither party may use the brand, logo, data, or any other business documents of the other party for business activities.

VI. Term of Agreement

The Agreement shall be effective from January 1, 2020 to December 31, 2023.

VII. Liability for Default

1. Apart from the cooperation specified hereunder, neither party may start non-cooperative business in the name of the other party or its agent. Otherwise, it shall be deemed as default, and the defaulting party shall indemnify the other party for all economic losses therefrom.

2. If either party defaults, the observant party may ask the defaulting party in writing to immediately stop the default and to make correction or take remedy measure before deadline. If the defaulting party fails to stop the default or to make correction or take remedy measure as required by the observant party, it shall be deemed as fundamental default, in which the observant party has the right to terminate the cooperation unilaterally.

3. If either party causes loss to a third party during performance of the Agreement, the other party shall not assume any liability for the indemnity for the third party’s loss.

VIII. Dispute Settlement

Disputes arising from performance of the Agreement shall be settled between the Parties hereto through negotiation. If negotiation fails, the Parties hereto agree to file a lawsuit to the people’s court of Party A’s locality.

IX. Miscellaneous

1. The titles of the clauses hereunder are made for the convenience of search, and shall not be used to explain the connotation of the Agreement.

2. The Agreement shall come into force upon being signed or stamped by and between the Parties hereto, and shall be invalidated upon expiry of specified term of cooperation.

3. The Agreement is made in quadruplicate. The Parties hereto shall hold two duplicates each of equal legal force. The notes, attachment, and supplementary agreement to the Agreement shall be part of the Agreement and bear equal legal force.

4. Attachments hereunder shall be an inalienable part of the Agreement. Matters uncovered hereunder shall be settled between the Parties hereto through friendly negotiation.

Party A (Signature or Seal): Xi’an Chuangyetianxia Network Technology Co., Ltd.	Party B (Signature or Seal): Entrepreneurship World Consultants Limited
Legal Representative (Signature): Yuanfang Luda	Legal Representative (Signature):
October 28, 2019	October 28, 2019

TERMINATION AGREEMENT

THIS AGREEMENT is made on 8th May 2020 (Agreement).

BETWEEN：

(1)	Xi’an Chuangyetianxia Network Technology Co., Ltd. (the”XI’AN CNT”）

(2)	Entrepreneurship World Consultants Limited (the “XI’AN YUNCHUANG”)

Each of XI’AN CNT and the XI’AN YUNCHUANG is a “party”, and collectively are the “parties”.

WHEREAS:

A. The parties entered into a Contract related to mutual trust, mutual assistance and resource sharing dated 28th October 2019（the “Data Sharing Agreement”).

B. The parties agree to terminate the Data Sharing Agreement in accordance with, and subject to, the terms and conditions of this Agreement.

THEREFORE the parties hereby agree as follows:

1.	The parties agree to terminate the Data Sharing Agreement with effect from 8th May 2020 (the “Effective Date”).

2.	Each party’s rights and obligations under the Data Sharing Agreement shall cease immediately on termination, except for the clauses which are expressed to survive termination.

3.	This Agreement shall have two counterparts, with each party holding one original. All counterparts shall be given the same legal effect.

IN WITNESS WHEREOF, this Agreement has been executed on the date stated at the beginning of this Agreement by each party for and on behalf by its authorized person.

for and on behalf of

Xi’an Chuangyetianxia Network Technology Co., Ltd. (Company chop)

for and on behalf of

Entrepreneurship World Consultants Limited (Company chop)

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